Exhibit 99.1

         WILD OATS MARKETS, INC. REPORTS PRELIMINARY FOURTH QUARTER AND
                              YEAR-END 2004 RESULTS

    BOULDER, Colo., Feb. 22 /PRNewswire-FirstCall/-- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the fourth quarter and full year ended January 1, 2005.

    The financial results discussed in this release are preliminary, as they do not contain anticipated adjustments relating to the Company's accounting for leases and the associated amortization of leasehold improvements. In a recent open letter from the Chief Accountant of the SEC to the AICPA, the SEC has clarified certain points surrounding lease accounting. In review of this recent interpretation, the Company is consulting with its current and former independent public accounting firms and is revisiting the period of time over which it has analyzed and accounted for leases on stores and the associated capitalized leasehold improvements. As a result, on February 17, 2005 the Company announced in a Form 8-K filing that the Company's Audit Committee concluded the Company needed to restate its prior period financial statements. The adjustments made pursuant to the restatement are all non-cash and will not have an impact on the Company's cash position, net sales or same-store sales. This restatement, detailed below, is similar to recent restatements announced by other public multi-location retail and food service companies. The Company expects a majority of the change to affect amortization of leasehold improvements, which is included in the cost of goods sold and occupancy costs in the Statement of Operations.

    As a result of this restatement, the Company is withdrawing its previously stated earnings guidance of $0.07 to $0.10 cents per share for 2005.

    Comparable 2003 quarterly information contained herein also does not include a restatement, announced Feb. 7, 2005 in a Form 8-K filing, of $500,000 in restructuring charges between the second and fourth quarters of 2003 described in more detail below. This restatement included non-cash charges and has no impact on financial results for 2003 as a whole. Accordingly, investors are cautioned that the numbers contained in this release are preliminary and the Company reminds investors that it will be restating prior financial periods.

    2004 Highlights

    * Net sales increased 11.0 percent in the fourth quarter to $281.9 million, and in 2004 increased 8.1 percent to a record $1.05 billion.

    * Comparable store sales increased 1.4 percent in 2004 despite challenging comparisons in Southern California stores due to double-digit same-store sales in the fourth quarter of 2003.

    * Wild Oats opened 12 new stores in 2004.

    * The Company reported a net loss of ($7.1 million) or ($0.25) per share and ($3.8 million) or ($0.13) per share in the full year and fourth quarter of 2004, respectively.

    "The best way to characterize 2004 is we overcame several challenges at the same time that we instituted a significant amount of change, which put pressure on our business and reduced our short-term potential for profitability," said Perry Odak, President and CEO. "With distributor changes and the start-up of our perishables distribution center -- which adversely affected margins and profits throughout the year; the Southern California competitive activity; and a major reorganization and centralization behind us, we expect we can focus on optimizing our existing stores while, at the same time, meeting our new store objectives to produce profitable growth in 2005. Our industry is strong, we've built a solid infrastructure for this Company, and we're broadening our merchandise selection to meet a greater number of customer needs. We are confident we will now begin to reap the benefits of our hard work to turn Wild Oats Markets around and to build a leading national natural and organic foods brand."

    2004 Preliminary Financial Results

    In 2004, the Company reached a milestone and generated record net sales of $1.05 billion, an 8.1 percent increase over net sales of $969.2 million in 2003. This increase was due to the addition of 12 new stores in 2004, two of which were relocations of previously closed stores. The 53-week year in 2004 also had an $18.2 million positive impact on year-over-year sales comparisons. Comparable store sales in 2004 increased 1.4 percent compared with an increase of 2.4 percent in 2003.

    Including the two relocated stores, the Company closed or sold seven older stores in 2004, ending the year with 2.45 million square feet, an increase of
10.0 percent compared with 2.23 million square feet at the end of 2003. Weighted average square footage in 2004 was 2.32 million square feet, an increase of 7.4 percent compared to weighted average square footage of 2.16 million in 2003. Weighted average square footage in the fourth quarter was 2.44 million square feet, an increase of 11.4 percent compared to weighted average square footage of
2.19 million in last year's fourth quarter.

    Wild Oats generated $281.9 million in net sales in the fourth quarter of 2004, an 11.0 percent increase from $253.9 million in last year's fourth quarter. This increase was largely due to new stores, year-over-year sales improvements in all regions of the country excluding Southern California, and the additional week of sales in the fourth quarter of 2004 compared with the fourth quarter in 2003.

    The Company had previously projected its same-store sales in the fourth quarter would decline 4 percent to 5 percent as aggressive competitive activity by conventional stores continued in Southern California in the fourth quarter and 22 of the Company's stores lapped strong double-digit same-store sales from the benefit of the Southern California conventional grocery strike in the fourth quarter of 2003. Fourth quarter 2004 comparable store sales declined 3.2 percent but were stronger than anticipated as a result of effective advertising and promotional activity launched early in the fourth quarter of 2004. Fourth quarter 2003 same-store sales increased 9.9 percent. Without the Southern California stores, Wild Oats experienced a comparable store sales increase of
4.3 percent in the fourth quarter of 2004.

    "We are encouraged by the sales momentum achieved by our new advertising and promotional programs in the fourth quarter," said Mr. Odak. "Strong top-line growth continued throughout the fourth quarter and into the first quarter of 2005. We launched a very successful customer rewards program during the holidays and the strong customer response drove sales and basket size growth, as well as higher-than-expected redemptions on the rewards, which adversely affected gross profit in the quarter."

    The Company reported a net loss of ($7.1 million), or ($0.25) per share in 2004, compared with net income of $3.6 million, or $0.12 per share, in 2003. Included in the 2004 results are approximately $2.5 million in restructuring charges, or $0.06 per share after tax, primarily related to closed stores, severance from the Company's 2004 reorganization, and asset write-offs. Additionally, the 2004 net loss included $6.3 million, or $0.15 per share after tax, in non-cash charges related to accelerated depreciation and non-recurring charges related to review and correction of certain administrative practices in the Company 401(k) retirement plan dating back to 1999.

    Wild Oats reported a net loss of ($3.8 million), or ($0.13) per share, in the fourth quarter of 2004, compared with net income of $829,000, or $0.03 per share, in the same period last year. The net loss in the fourth quarter of 2004 was greater than expected due to a more favorable customer response to the Company's holiday rewards program, which generated a greater level of coupon redemptions than anticipated. As expected, a greater number of new stores in the Company's portfolio caused lower gross margins and higher direct store expenses, which impacted profitability in the year. Included in the fourth quarter 2004 results is approximately $0.01 per share after tax, relating to closed stores. Additionally, the fourth quarter of 2004 net loss included $913,000 or $0.02 per share, related to accelerated depreciation and the costs to complete the review and correction of certain administrative practices in the Company's 401(k) retirement plan.

    Wild Oats reported gross profit of $296.4 million in 2004, a 3.8 percent increase compared with $285.6 million in 2003. As the Company had previously projected, investments in pricing and promotions to build sales in regions affected by ongoing competition and the impact of 12 new stores put pressure on gross margins throughout the year. New stores drove the gross profit margin down by 40 basis points in 2004. As a result, gross profit margin in 2004 was 28.3 percent compared with 29.5 percent in 2003. The aforementioned accelerated depreciation had a 36-basis-point adverse impact on gross profit margins for the year.

    Gross profit in the fourth quarter of 2004 was $77.2 million, a 3.4 percent increase, compared with $74.7 million in the same period last year. The gross profit margin was 27.4 percent in the fourth quarter of 2004, compared with 29.4 percent in the fourth quarter of 2003. New stores adversely impacted the gross profit margin by 90 basis points in the fourth quarter. Several initiatives are underway to enhance gross margins, including new merchandising initiatives designed to broaden Wild Oats' appeal to more customers; the continued rollout of higher-margin private label products; and a more normalized promotional schedule.

    Direct store expenses in 2004 were $235.4 million, or 22.5 percent of sales, up 12.7 percent compared with $208.9 million, or 21.6 percent of sales, in 2003. Direct store expenses, excluding new stores, in 2004 were 22.1 percent of sales. The Company opened 12 new stores in 2004, eight in 2003 and one in 2002, therefore the greater number of new stores in the portfolio has an impact on year-over-year comparisons. New stores initially have higher direct store expenses and shrink associated with their start up. In the fourth quarter of 2004, direct store expenses were $64.2 million, or 22.8 percent of sales, compared with $54.6 million, or 21.5 percent of sales, in the fourth quarter of 2003. Direct store expenses, excluding new stores, in the fourth quarter of 2004 were 22.2 percent of sales. In addition to the impact from new stores, continued increases in benefits costs drove direct store expenses up in the fourth quarter and full year 2004 by $800,000, or $0.02 per share, and $3.0 million, or $0.07 per share, respectively.

    Store contribution to profit was $60.9 million, or 5.8 percent of sales in 2004, a 20.6 percent decline compared with $76.4 million, or 7.9 percent of sales in 2003. Store contribution for the fourth quarter of 2004 was $13.0 million, or 4.6 percent of sales, compared with $20.1 million, or 7.9 percent of sales in the fourth quarter of 2003. The decline in store contribution margin as a percent of sales in both periods was due to the aforementioned decline in gross profit margin, the impact of new stores and higher benefits costs.

    Selling, general and administrative (SG&A) expenses in 2004 declined 3.5 percent to $62.4 million from $64.7 million in the prior year. The Company was able to lower SG&A expenses through less dependency on flyer-based advertising, savings from the Company's reorganization in the third quarter of 2004, and its ability to leverage past IT investments for greater efficiency. SG&A as a percent of sales was 6.0 percent in 2004 compared with 6.7 percent in 2003.

    In the fourth quarter of 2004, SG&A expenses were $16.9 million, or 6.0 percent of sales, compared to $16.4 million, or 6.5 percent of sales, in last year's fourth quarter. This reduction was achieved even with substantial advertising investments in the fourth quarter. The Company expects SG&A expenses to be flat in 2005.

    Net cash provided by operating activities was $17.5 million in 2004 compared with $43.8 million in 2003. As the Company continued to invest in new stores and remodel existing stores, capital expenditures increased to $50.8 million in 2004 compared with $31.7 million in 2003. In 2005, Wild Oats expects its capital expenditures to be in the $40.0 million to $45.0 million range, as it continues to fund its new store development and complete major remodels of up to 10 stores.

    Business Developments

    Wild Oats Markets opened 12 new stores in 2004, bringing its total square footage to 2.45 million square feet as of the end of 2004. These new stores included seven Wild Oats Natural Marketplace and five Henry's Farmers Market stores. In the fourth quarter of 2004, the Company opened a Wild Oats store in metropolitan Indianapolis, Ind. and a Henry's Farmers Market in metropolitan Phoenix, Ariz. Thus far in the first quarter of 2005, the Company relocated a Wild Oats store in Scottsdale, Ariz. and opened its fifth Wild Oats store in metropolitan Salt Lake City, Utah. Including these two stores, the Company plans to open up to 12 new stores in 2005, bringing its total anticipated square footage to 2.67 million square feet at the end of 2005. Currently, the Company has 21 leases and letters of intent signed for new stores scheduled to open in 2005 and 2006.

    Restatement of Historical Financials

    As mentioned above, on February 17, 2005 the Company announced in a Form 8-K filing that the Company's Audit Committee concluded the Company needed to restate its prior period financial statements to modify certain lease accounting in accordance with a February 2005 open clarification letter from the SEC's Chief Accountant. The adjustments that will be made pursuant to the expected restatement are all non-cash and will not have an impact on the Company's cash position, net sales or same-store sales. This restatement is similar to recent restatements announced by numerous other public multi-location retail and restaurant companies.

    The issue requiring restatement relates to the Company's historical accounting practice of using the initial lease term when determining whether each of its leases was an operating lease or a capital lease and when calculating straight-line rent expense. The Company had amortized its associated leasehold improvements over the shorter of the useful life of the asset or the initial and renewal terms of the lease.

    Following the issuance of the SEC letter and discussions with the Company's independent auditors, as well as an extensive analysis of its accounting records, the Company has concluded that the accounting should be interpreted to require that the Company use the same lease term for amortizing leasehold improvements as it uses in determining capital versus operating lease classifications and in calculating straight-line rent expense. The Company is working diligently to complete its review of this matter and quantify the impact on each of the prior periods affected. The Company will restate its prior period financials when this review is completed.

    Additionally, on February 7, 2005, the Company announced in a Form 8-K filing that its interim financial statements for the second and fourth quarters of 2003, as well as the second quarter of 2004, as presented on a comparative basis, should no longer be relied upon due to an error in recording legal contingencies and restructuring reserves. During its review of the restructuring reserves accounted for in the second quarter and fourth quarters of 2003, the Company understated and overstated, respectively, its adjustment to accrue for the remaining lease obligation for a closed store site in the amount of $500,000. This was due to the commingling of litigation and lease-related reserves in supporting reserve schedules. As a result of the restatement, restructuring expense will be increased by $500,000 for the second quarter of 2003 and decreased by the same amount for the fourth quarter of 2003, with no net income or cash flow impact on fiscal year 2003 as a whole. Earnings-per-share will decrease by $0.01 and increase by the same $0.01 in the second and then fourth quarters of 2003. The Company expects to file restated financial statements and related disclosures for the year ended December 27, 2003, as well as for its quarterly reports for the second and fourth quarters of 2004.

    The Company is currently completing its analysis of historical financial results and once its current and former independent auditors concur with the Company's analysis, the Company will report the specific impact of the restatements and release final restated financial statements as soon as available. At that time, the Company will also amend the previous reports on Form 8-K and file the restated financial statements.

    Company management will host a conference call and webcast with financial analysts and investors on Tuesday, February 22, 2005 at 8 a.m. Mountain time (10 a.m. Eastern time) to discuss financial results for the fourth quarter and full year ended January 1, 2005. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats fourth quarter/year-end 2004 earnings conference call" or reference conference ID number 3756262. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com.

    About Wild Oats Markets

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. The Company currently operates 108 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Market. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties

    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include the timing and impact of the Company's restatement of its historic financial statements; the number of stores it plans to open and relocate in the future and the anticipated performance of such new stores; the impact of changes in the Company's merchandising and marketing programs; expected future comparable store sales, revenues and earnings per share and future financial measures and prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, the timing, impact and extent of the Company's restatement of its balance sheets, profit and loss statements and statements of cash flows for prior periods; review and determination by the Securities and Exchange Commission of the adequacy of restatements; the number of stores opened, closed or relocated; the Company's ability to execute, and the results of merchandising and marketing programs; the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as well as quarterly reports on Form 10-Q for fiscal year 2004. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

Wild Oats Markets, Inc.
Consolidated Statement of Operations
(In thousands, except per-share amounts)
(Unaudited)

                                                           Fiscal Quarters Ended
                                       ------------------------------------------------------------
                                                   January 1,                     Dec 27,
                                                     2005                          2003
                                       ----------------------------    ----------------------------
Sales                                  $    281,933           100.0%   $    253,941           100.0%
Cost of goods sold
and occupancy costs                         204,746            72.6%        179,280            70.6%

    Gross profit                       $     77,187            27.4%         74,661            29.4%

Direct store expenses                  $     64,213            22.8%         54,603            21.5%

    Store contribution                 $     12,974             4.6%         20,058             7.9%

Selling, general and
 administrative expenses               $     16,915             6.0%         16,413             6.5%
Pre-opening expenses                            804             0.3%          1,251             0.5%
Loss on disposal of assets                       64             0.0%             58             0.0%
Restructuring and asset
 impairment charges (income)                    205             0.1%            855             0.3%

    Income (loss) from
     operations                              (5,014)           -1.8%          1,481             0.6%

Loss on early extinguishment
 of debt
Interest income                        $        292             0.1%            226             0.1%
Interest expense                             (1,261)           -0.4%           (342)           -0.1%

    Income (loss) before
     income taxes                            (5,983)           -2.1%          1,365             0.5%

Income tax expense (benefit)           $     (2,202)           -0.8%            536             0.2%

    Net income (loss)                  $     (3,781)           -1.3%   $        829             0.3%

Basic net income (loss)
 per common share                      $      (0.13)                   $       0.03
Weighted average number of
 common shares outstanding                   28,469                          30,068
Diluted net income (loss)
 per common share                      $      (0.13)                   $       0.03
Weighted average number
 of common shares
 outstanding, assuming
 dilution                                    28,469                          30,596

    Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation

Wild Oats Markets, Inc.
Consolidated Statement of Operations
(In thousands, except per-share amounts)
(Unaudited)

                                                             Fiscal Years Ended
                                       ------------------------------------------------------------
                                                   January 1,                     Dec 27,
                                                     2005                          2003
                                       ----------------------------    ----------------------------
Sales                                  $  1,048,164           100.0%   $    969,204           100.0%
Cost of goods sold
 and occupancy costs                        751,816            71.7%        683,592            70.5%

    Gross profit                            296,348            28.3%        285,612            29.5%

Direct store expenses                       235,425            22.5%        208,908            21.6%

    Store contribution                       60,923             5.8%         76,704             7.9%

Selling, general and
 administrative expenses                     62,371             6.0%         64,659             6.7%
Pre-opening expenses                          4,304             0.4%          2,890             0.3%
Loss on disposal of assets                      234             0.0%          2,087             0.2%
Restructuring and asset
 impairment charges (income)                  2,494             0.2%           (892)           -0.1%

    Income (loss) from
     operations                              (8,480)           -0.8%          7,960             0.8%

Loss on early extinguishment
 of debt                                       (186)            0.0%
Interest income                               1,070             0.1%            780             0.1%
Interest expense                             (3,247)           -0.3%         (2,661)           -0.3%

    Income (loss) before
     income taxes                           (10,657)           -1.0%          5,893             0.6%

Income tax expense (benefit)                 (3,531)           -0.3%          2,302             0.2%

    Net income (loss)                  $     (7,126)           -0.7%   $      3,591             0.4%

Basic net income (loss)
 per common share                      $      (0.25)                   $       0.12
Weighted average number of
 common shares outstanding                   28,527                          26,481
Diluted net income (loss)
 per common share                      $      (0.25)                   $       0.12
Weighted average number of
 common shares outstanding,
 assuming dilution                           28,527                          27,082

    Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation

Wild Oats Markets, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
                                                 Jan 1, 2005   Dec 27, 2003
                                                ------------   ------------
Assets
Current assets:
  Cash and cash equivalents                     $     30,671   $     17,400
  Short term investments                              11,144             --
  Inventories, net                                    54,960         46,621
  Accounts receivable, net                             3,860          4,038
  Prepaid expenses and other
   current assets                                     12,837          8,793

     Total current assets                            113,472         76,852

Property and equipment, net                          154,965        130,989
Intangible assets, net                               112,705        113,380
Other long term assets                                24,457         15,370

Total assets                                    $    405,599   $    336,591

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                              $     77,753   $     74,256
  Accrued liabilities                                 51,616         42,998
  Current portion of debt and
   capital leases                                         27             14

     Total current liabilities                       129,396        117,268

Long-term debt and capital leases                    115,190         30,179
Other long-term liabilities                           13,318         14,058

     Total liabilities                               257,904        161,505

Stockholders' equity:
  Preferred stock, $0.001 par value;
   5,000,000 shares authorized;
   no shares issued and outstanding                       --             --
  Common stock, $0.001 par value;
   60,000,000 shares authorized;
   30,466,701 and 30,063,421
   shares issued                                          30             30
  Additional paid-in capital                         210,615        206,585
  Accumulated deficit                                (38,903)       (31,777)
  Treasury stock at cost; 1,977,800
   shares as of January 1, 2005                      (24,999)            --
  Accumulated other comprehensive income                 952            248
     Total stockholders' equity                      147,695        175,086

Total liabilities and stockholders' equity      $    405,599   $    336,591

Wild Oats Markets, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

                                           14 and 13 Weeks Ended           53 and 52 Weeks Ended
                                                  Dec 27,                         Dec 27,
                                       ----------------------------    ----------------------------
                                        Jan 1, 2005        2003         Jan 1, 2005        2003
                                       ------------    ------------    ------------    ------------
Cash Flows From
 Operating Activities:
  Net income (loss)                    $     (3,781)   $        829    $     (7,126)   $      3,591
Adjustments to reconcile
 net income (loss) to
 net cash from operating
 activities:
  Depreciation and
   amortization                               5,899           6,946          24,644          23,710
  Deferred tax expense
  (benefit)                                  (2,386)             --          (3,868)          1,635
  Loss on disposal of
   property and equipment                        65              58             235           2,087
  Noncash restructuring
   and asset impairment
   charges (income), net                        243             794           2,494            (953)
  Other                                        (154)           (128)           (601)            (49)
 Change in assets and
  liabilities, net                           (6,525)          9,113           1,748          13,795

     Net cash provided
      by (used in)
      operating
      activities                             (6,639)         17,612          17,526          43,816

Cash Flows From
 Investing Activities:
  Capital expenditures                       (7,818)         (9,661)        (50,798)        (31,731)
  Short term investments                     15,143              --         (11,144)             --
  Proceeds from sale of
   property and equipment                        24              20           1,012             346

     Net cash (used in)
      provided by
      investing activities                    7,349          (9,641)        (60,930)        (31,385)

Cash Flows From Financing
 Activities:
  Net repayments on
   line of credit                                --          (7,100)        (30,179)        (13,800)
  Net increase (decrease)
   in book overdraft                          1,756           4,438          (3,459)          3,949
  Repayments on notes
   payable, long-term
   debt and capitalized
   leases                                        --              (3)            (50)        (37,107)
  Proceeds from long-term
   debt                                          --              --         115,150          37,879
  Purchase of Treasury Stock                     --              --         (24,999)             --
  Payment of debt issuance
   costs                                       (195)             --          (3,658)           (721)
  Proceeds from issuance
   of common stock                               28             833           3,398           3,288

     Net cash provided by
      (used in) financing
      activities                              1,589          (1,832)         56,203          (6,512)

Effect of exchange rate
 changes on cash                                304              50             472             114

Net increase in cash and
 cash equivalents                             2,603           6,189          13,271           6,033
Cash and cash equivalents
 at beginning of period                      28,068          11,211          17,400          11,367

Cash and cash equivalents
 at end of period                      $     30,671    $     17,400    $     30,671    $     17,400

SOURCE  Wild Oats Markets, Inc.
    -0-                             02/22/2005
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com